FIRST COLORADO BANCORP, INC.

                                   EXHIBIT 11
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                            For the three months
                                                                Ended March 31,
                                                           1998                 1997
                                                        -----------          ----------

Net Income (000's)                                      $     4,$06          $    4,815
                                                        ===========          ==========

Weighted average shares outstanding                      15,660,723          15,696,179

Basic earnings per share                                $      0.31          $     0.31
                                                        ===========          ==========

Effect of dilutive securities:
    Stock Options                                           738,572             431,850
    Nonvested MRP/MSBP shares                                69,217              55,638
                                                        -----------          ----------

Total weighted average common shares and
    equivalents outstanding for fully diluted
    computation                                          16,468,512          16,183,667
                                                        ===========         ===========

Diluted earnings per share                              $      0.29         $      0.30
                                                        ===========         ===========


Earnings per share of common stock for the three month periods ended March 31, 1998 and March 31, 1997 has been determined by dividing net income for the period by the weighted average number of shares of common stock outstanding, net of unearned ESOP shares of 918,265 and 1,072,303, respectively.